Exhibit (h)(6)

AMENDED AND RESTATED
RULE 18f-3 MULTI-CLASS PLAN FOR
OAKTREE/BROOKFIELD SPONSORED INTERVAL FUNDS

This Amended and Restated Multi-Class Plan (this “Multi-Class Plan”) in accordance with Rule 18f-31 under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide for the issuance and distribution of multiple classes of shares in relation to each closed-end investment company listed on Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds”) each of which operate as an “interval fund” pursuant to Rule 23c-3 under the Act, in accordance with the terms, procedures and conditions set forth below. A majority of the Directors of each Fund, including a majority of the Directors who are not interested persons of each Fund within the meaning of the 1940 Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares of the Funds.

1.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

(i)	The 1940 Act—the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(ii)	Class—a class of Shares of a Fund.

(iii)	Class A Shares—shall have the meaning ascribed in paragraph (i) of Section 2.

(iv)	Class D Shares—shall have the meaning ascribed in paragraph (ii) Section 2.

(v)	Class T Shares—shall have the meaning ascribed in paragraph (iii) Section 2.

(vi)	Class U Shares—shall have the meaning ascribed in paragraph (iv) Section 2.

(vii)	Distribution Expenses—expenses, including allocable overhead costs, imputed interest any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

(viii)	Distribution Fee—a fee paid by a Fund in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

(ix)	Distributor —Quasar Distributors, LLC

(x)	FINRA—Financial Industry Regulatory Authority, Inc.

(xi)	Fund—As set out in Schedule A hereto.

(xii)	IRS—Internal Revenue Service.

(xiii)	Plan of Distribution—any plan adopted under Rule 12b-1[2] under the 1940 Act with respect to payment of a Distribution Fee and/or service fee.

(xiv)	Prospectus—the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund.

1 Although Rule 18f-3 applies only to open-end investment companies, each Fund intends to rely on relief granted by the Securities and Exchange Commission (the “Multi-Class Relief”) permitting the Fund, as an interval fund under Rule 23c-3, to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of certain rules under the 1940 Act as if they apply to closed-end investment companies, including Rule 18f-3.

2 Although Rule 12b-1 applies only to open-end investment companies, the Multi-Class Relief’s conditions require the Funds to comply with the provisions of Rule 12b-1 as if they apply to closed-end investment companies.

(xv)	Service Fee—a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

(xvi)	Share—a share in a Fund.

(xvii)	Directors—the directors of a Fund.

2.	Classes. Subject to further amendment, a Fund may offer different Classes of Shares constituting the Fund as follows:

(i)	Class A Shares. Class A Shares of a Fund means Class A Shares designated by the Articles of Amendment and Restatement (the “Articles”) and adopted by the Directors. Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the 1940 Act or FINRA, as set forth in the Prospectus. Class A Shares of the Fund are primarily offered and sold to retail investors by certain broker-dealers which are members of FINRA and which have agreements with the Distributor to sell Class A Shares, but may be made available through other financial firms, including banks and trust companies and to specified benefit plans and other retirement accounts. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the 1940 Act. Class A Shares shall be subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus.

(ii)	Class D Shares. Class D Shares of a Fund means Class D Shares designated by the Articles and adopted by the Directors. Class D Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load, (3) offered to, among others, foundations, endowments, institutions, and employee benefit plans acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class D Shares and whose initial investment is not less than the initial minimum amount set forth in the Prospectus from time to time, and (4) not subject to ongoing Distribution Fees.

(iii)	Class T Shares. Class T Shares of a Fund means Class T Shares designated by the Articles and adopted by the Directors. Class T Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the 1940 Act or FINRA, as set forth in the Prospectus. The offering price of Class T Shares subject to a front-end sales charge shall be computed in accordance with the 1940 Act. Class T Shares shall be subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus.

(iv)	Class U Shares. Class U Shares of a Fund means Class U Shares designated by the Articles and adopted by the Directors. Class U Shares shall be offered at net asset value and sold without a front-end sales charge. Class U Shares of the Fund are primarily offered and sold to retail investors by certain broker-dealers which are members of FINRA and which have agreements with the Distributor to sell Class U Shares, but may be made available through other financial firms, including banks and trust companies and to specified benefit plans and other retirement accounts. Class U Shares shall be subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus.

3.	Rights and Privileges of Classes. Each of the Class A Shares, Class D Shares, Class T Shares, and Class U Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Articles with respect to each of such Classes.

4.	Service and Distribution Fees. Class T Shares shall be subject to ongoing Distribution Fees not in excess of 0.75% per annum of the average daily net assets of such Class. Class A Shares and Class U Shares shall be subject to ongoing Distribution Fees not in excess of 0.50% per annum of the average daily net assets of such Classes. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by a Fund with respect to such fees and Rule 12b-1 of the 1940 Act.

5.	Conversion. Shares of one Class are convertible into Shares of another Class, from time to time, as long as the shareholders of such shares are eligible to be investors of the Class into which they are converting and such conversion complies with Section 11 of the 1940 Act. Conversion privileges may vary among Classes and among holders of a Class.

6.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

(i)	Liabilities and Expenses applicable to a particular Class. Each Class of a Fund shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

(ii)	Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the relevant Fund.

(iii)	Determination of nature of items. The Directors shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

7.	Exchange Privilege. Holders of Class A Shares, Class D Shares, Class T Shares and Class U Shares shall have such exchange privileges as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

8.	Voting Rights of Classes.

(i)	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

(ii)	Shareholders shall have separate voting rights on any matter submitted to such shareholders with respect to which the interest of one Class differs from the interests of any other Class.

9.	Dividends and Distributions. Dividends and capital gain distributions paid by a Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

10.	Reports to Directors. The Distributor and Adviser shall provide the Directors such information as the Directors may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

11.	Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the 1940 Act) of the Articles, including the affirmative vote of the Directors who are not interested persons of a Fund. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of Shares of the Funds. The Distributor shall provide the Directors such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated: December 23, 2024

SCHEDULE A

•	Oaktree Diversified Income Fund Inc.

[Schedule A]